Exhibit 10.46

** – CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SUPPLY AGREEMENT

BETWEEN:

THON DES MASCAREIGNES LTEE

(the “Processor”)

AND:

BUMBLE BEE FOODS, LLC

(the “Company”)

May 8, 2006

1 of 23

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is dated this 8th day of May 2006 (“Effective Date”), and is entered into between Thon Des Mascareignes Ltee, a Mauritius company (“Processor”), having its registered office at Level 5, IBL House, Caudan, Port Louis, Mauritius; and Bumble Bee Foods, LLC, a Delaware limited liability company (“Company”), having its principal place of business at 9655 Granite Ridge Dr., San Diego, CA 92123 (hereinafter referred to as “Parties”).

WHEREAS, Processor has a plant and equipment to process and package, (a) exclusively for the Company albacore loins, and (b) on a spot basis, lightmeat tuna loins to be determined separately by the Parties, at the Processor’s facility located at Port Louis, Mauritius (“Facility”);

WHEREAS, Company desires Processor to process albacore and lightmeat tuna loins for the Company; and

WHEREAS, in consideration of the promises set forth below, the parties agree as follows:

1.	PRODUCTS

(a) Subject to the terms and conditions hereof, Processor shall, (a) exclusively prepare, manufacture, process, package and load for shipment albacore tuna loins (hereinafter referred to as the “Products”), and (b) on a spot basis (with no exclusivity) prepare, manufacture, process, package and load for shipment lightmeat tuna loins to be determined separately by the Parties

(b) The Product and quality specifications are provided in Exhibits A-I to A-4 (-Specifications”). The Specifications attached hereto as Exhibits A-1 through A-4 and are each incorporated by this reference. These Specifications, may be modified from time to time on written notification by the Company, provided a reasonable prior notice is given to the Processor. If such modifications result in a material change in the cost of processing the Products, then the Parties agree to adjust the Base Conversion Fee (as defined in Paragraph 3 below) to reflect such change going forward.

(c) Specifications shall be compatible with Processor’s equipment and Facility, but, if Processor reasonably believes they are not compatible, Processor will promptly notify Company and Company and Processor shall negotiate in good faith a mutually satisfactory solution. It is estimated that the Company shall require annual processing capacity far approximately ** metric tons of albacore whole round tuna (with a range from **-** mt annually).

2.	RESPONSIBILITIES

(a) In addition to those obligations set forth in Exhibit B hereto, during the term of this Agreement, Processor warrants and represents that it shall:

2 of 23

(i) Provide, subject to the Company’s prior request and at the Company’s cost (which costs shall be payable on presentation of each invoice), all necessary support for all Company representatives to be located at Mauritius, including administrative support; provided that, notwithstanding the foregoing, Processor shall provide suitable housing and an automobile (and shall pay automobile-related expenses) for one Company representative for the term of this Agreement at Processor’s sole expense.

(ii) Provide Company representative and auditors access to the Facility and records, as they relate to the process of Products for the Company, at all times during the period of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement.

(iii) Fully support Company’s representatives in conducting Company’s business under this Agreement.

(iv) The Facility will operate under HACCP and sanitary programs in accordance with the USFDA’s Seafood HACCP Regulation, 21 CFR 123.

(v) The Facility is registered according to Section 415 of the Federal Food, Drug and Cosmetic Act (FDCA), as amended by the Bioterrorism Act.

(vi) Maintain all Information (as defined in Clause 11 below) in accordance with Section 11 herein and control access to the “Company Technology” (defined as proprietary information of the Company, including but not limited to pre-cook temp/time and chill room temp/time) such that no access to Information and Company Technology is allowed to any other Processor customer or the general public; provided that Processor shall have the right to bring visitors to the Facility, so long as Processor ensures such persons are not given access to the Company Technology.

(vii) Arrange for and supervise the processing of frozen round albacore and lightmeat tuna to achieve the Product that meets the Specifications set forth in Exhibits A-I through A-4, and ship, at the Company’s risk and cost and in accordance with the Company’s instructions, the Products to the Company at the canning locations designated by the Company or a Company representative (“Designated Locations”).

(viii) Meet Target Recovery Rates as per Exhibit C

(ix) Insure all Company owned or purchased round tuna, Products, equipment and any other supplies or inventory while in the custody of the Processor.

(x) Use reasonable efforts to assist Company in receiving and shipping of albacore round and any of the finished Products.

(xi) Provide commercially reasonable security for the processing Facility, its personnel and any Company representatives or personnel located at the Facility.

3 of 23

(xii) Take commercially reasonable steps to conduct background investigations of the personnel it assigns, to conduct its services hereunder.

(b) In addition to those obligations set forth in Exhibit B hereto, during the, term of this Agreement, Company will:

(i) At its option, send to the Facility, at its cost, representatives who shall report to Company and be responsible for overseeing the Company’s interests during the term of this Agreement

(ii) Use reasonable efforts to provide, at its cost and under its responsibility, albacore round to Processor’s Facility, in a manner that does not unreasonably congest the vessels at the dock, for conversion into the Products, and in such quantities as to ensure that the albacore round will not remain stored for an unreasonable period prior to processing in the Facility, considering that 60 days of storage prior to processing is considered by the Parties as a normal storage period.

(iii) Use reasonable efforts to meet the targeted volume.

(iv) Remit to Processor 100% of the Base Conversion Fee (as defined in Paragraph 3, below) within thirty (30) days of Product shipments and receipt of proper documentation (commercial invoice, bill of lading, US Department of Commerce Fisheries Certificate of Origin and any additional documentation there in requested, dolphin-safe certificate and packing lists). Documentation to be sent to the Company promptly upon shipment of Product.

3.	PAYMENT/PURCHASE PRICE

(a) The fee paid by the Company for the Products supplied by the Processor from the Effective Date through December 31, 2006 shall be US$**/mt of Product delivered to the Company and shall be referred to as the “Base Conversion Fee.” The Base Conversion Fee shall be payable in United States Dollars. Unless otherwise agreed to in writing, the Base Conversion Fee shall cover all of Processor’s costs, namely sorting, cold storage, processing, loin packaging, insurance of the Facility and of the Product whilst under the Processor’s custody, loading for shipment, documentation preparation, Mauritian Customs or other necessary Mauritian Government Fees or taxes. On or before December 31, 2006, the Parties will review the Base Conversion Fee, with the understanding that the Processor will make its best efforts toward providing a worldwide standard processing fee currently at US$**/mt of Product delivered to the Company.

(b) Except for the albacore round, Processor shall have full responsibility for procurement and payment of all raw material, ingredient and packaging materials necessary to produce the light meat covered by this Agreement.

4 of 23

4.	TERM AND EARLY TERMINATION

(a) The term of this Agreement shall be for five (5) years, commencing on the Effective Date (“Term”), unless earlier terminated in accordance with Paragraph 4(b), below, Either Company or Processor (referred herein as Party) shall provide six (6) months notice in writing of its intent to terminate the Agreement at the end of the Term. In the event that neither Party makes such notification in writing of its intent to terminate the Agreement at the end of the Term, the Agreement shall continue in full force and effect on a year to year basis thereafter, terminable by either party on six (6) months prior written notice.

(b) This Agreement may be terminated by either Party at any time during the term hereof upon the occurrence of any of the following events (collectively. “Events of Default”):

(i) The other Party becomes insolvent, is adjudicated a bankrupt, seeks relief under any local, Federal or state bankruptcy laws or Companies Act, has a receiver appointed for its assets or makes an assignment for the benefit of its creditors and such is not dismissed and/or discharged within sixty (60) days after written notice thereof from the affected Party:

(ii) the other Party fails to perform any of its obligations under this Agreement, and fails to remedy such failure within thirty (30) days after written notice thereof from the affected Party, or, if such default cannot be reasonably cured within thirty (30) days, commence to remedy such failure within such 30-day period and diligently pursue the same until corrected;

(iii) if the other Party sells all or substantially all of its assets or stock to a third party unless the purchaser of such assets or stock is a financially sound person or entity as reasonably determined by Company and such purchaser assumes in writing the relative obligations under this Agreement;

(iv) the dissolution of either Party;

(v) if any of the unforeseeable incidents described in Paragraph 17 below occurs and continues for a period of ninety (90) days after written notice thereof from the affected Party.

Upon the occurrence of an Events of Default, the Party electing to terminate this Agreement will give written notice of its election to the other Party and such termination will become effective on the date specified in such notice. Any such termination by an electing Party will be without prejudice to any rights or remedies the electing Party may have, at law or in equity. or under this Agreement.

5.	SHIPPING/DELIVERY

(a) Company shall issue shipping instructions, and Processor shall ship Products within as soon as possible on carriers agreed by Company, at the Company’s cost and risk. The Company shall also bear the cost of insurance associated with the shipping of the Products. The Product and light tuna shall be delivered when the container is delivered to the shipping line or the shipping agent as the case may be. Upon such delivery to the shipping agent or the shipping line, the Product and light tuna shall cease to be under the custody of the Processor.

5 of 23

(b) Processor shall follow the Specifications of Company for unit pattern loads in the preparation of the Products for loading and shipping.

6.	PRODUCT SPECIFICATIONS

(a) Processor will manufacture the Products using good manufacturing practices in accordance with the Specifications. No change in the Products, Specifications or method of production, including, but not limited to, change in raw materials or ingredients, equipment, packaging materials, processing conditions or producing locations, may be made by Processor without the Company’s prior written consent. Upon thirty (30) days prior written notice, the Company may change the Specifications. If any change in the Specifications results in an increase or decrease in the production costs, the Base Conversion Fee as set forth in Paragraph 3 shall be adjusted to reflect such change.

(b) Processor will develop quality specifications for handling and producing each of the Products, raw materials, ingredients and packaging materials subject to the approval of the Company. Processor will not modify such specifications without the prior written approval of the Company.

(c) Processor will package the Products substantially in accordance with the Specifications.

(d) Processor will manufacture the Products in accordance with the Specifications set forth in Exhibits A-1 through A-4. The Company will have the right to inspect Processor’s Facility for the Product at any time during normal business hours without prior notice to Processor and at any time during times when Products are being manufactured for Company. The Company shall also have the right (but not the obligation), to have a quality control inspector at the production Facility at all times Processor is manufacturing Products for the Company, to insure compliance with the Specifications. The quality control inspector shall have the right (but not the obligation) to reject any Product not meeting the Company’s Specification.

(e) Processor agrees to mark the external packaging of the Products in accordance with Company’s instruction and in a clear and legible manner. All shipping documents, invoices and releases of Products shall bear code dates of the packing of the Products referred to herein.

7.	NONCONFORMING PRODUCTS

(a) The Processor, in consultation with the Company, will decide whether the whole albacore round arriving is acceptable or not and whole albacore round not accepted may be rejected and returned to the vessel.

(b) Any Products that do not conform to the Specifications may, in addition to other rights and remedies, be rejected by the Company. Any Products so rejected will be returned to Processor or destroyed in accordance with Processor’s instructions. If no instructions are forthcoming from the Processor within ten (10) days of notice of rejection by the Company. the Company shall have the right to dispose of such Product at Processor’s expense. In case the rejection by the Company is due to the Processor’s fault or negligence, all Products rejected by the Company will be reimbursed by Processor for full credit (including conversion fee and raw

6 of 23

material cost) plus the cost of shipping or be replaced by Processor with conforming Products and will be shipped at Processor’s expense to the Company. The Parties agree to reasonably cooperate on the disposal or disposition of the non-conforming Products to minimize the loss from such Products.

8.	RECALL

Prior to initiating a recall relating to any Products supplied by the Processor, the Party considering the recall agrees to immediately notify the other Party and both parties agree to discuss such decision. If a recall on any of the Products is initiated by either Party, either voluntarily or by order of any court, the Parties will cooperate in developing a recall strategy, and Processor will work with Company and any governmental agency in monitoring the recall and providing or preparing such reports or documents as may be requested. Any such recalls or withdrawals of the Products shall be conducted pursuant to Company’s written Recall and Withdrawal Procedures.

9.	FISH, MATERIALS, EQUIPMENT AND PROCESSING PERSONNEL

(a) The Company shall be responsible for supplying and delivering at its cost all the albacore round to be processed hereunder. The said albacore round shall be of commercially acceptable quality.

(b) In addition to any obligations set forth in this Agreement, Processor agrees to supply, at its sole cost and expense, all of the required processing personnel (with exception of Company’s technical assistance personnel), equipment and facilities necessary to perform its obligations under this Agreement. Company agrees that the Facility as it presently stands is substantially proper for the processing of the Products. Processor warrants and represents that it shall take commercially reasonable steps to conduct background investigations of the personnel it assigns to conduct its services hereunder.

10. TITLE/RISK OF LOSS Title to the albacore round shall at all times remain with the Company, but risk of loss shall be with the Processor from the time of delivery of the albacore round by the Company or its suppliers, until delivery of the Products to the Company.

11.	CONFIDENTIAL INFORMATION

(a) All information, knowledge. technology and trade secrets of Company relating to the production, processing and testing of Products, including but not limited to the Specifications (collectively the “Company’s Information”), shall, for the duration of this Agreement and for a period of three years after its termination, be used by Processor only in the performance of its obligations under this Agreement and shall be kept confidential by Processor. The Parties shall establish and maintain procedures to ensure that all Company’s Information disclosed to Processor’s employees, is done so only on a need to know basis and is maintained in confidence and not disclosed to third parties or the public. Processor shall not during the term of this Agreement and for a period of three years following the termination of this Agreement disclose the Company’s Information to anyone except internal employees on a need to know basis. All obligations of confidentiality shall survive the termination or expiration of this agreement and any extensions or renewals thereof and continue for a period of three years thereafter. Nothing in

7 of 23

this Agreement is intended in any way to restrict Processor’,, conduct of its own production and marketing of tuna products; provided that Processor agrees that it will not use Company’s Information in the production or marketing of any of Processor’s products whilst the present Agreement is in force and for a period of three years after its termination. The Parties further agree that the terms of this Agreement and any Company’s Information shall not, whilst this Agreement is in force and for a period of three years after its termination, be disclosed without the express written consent of Company.

(b) All information, knowledge, technology and trade secrets of Processor relating to the production, processing and testing of Products (collectively the “Processor’s Information”), shall, for the duration of this Agreement and for a period of three years after its termination, be used by Company only in the performance of its obligations under this Agreement and shall be kept confidential by Company. The Parties shall establish and maintain procedures to ensure that all Processor’s Information disclosed to Company’s employees, is done so only on a need to know basis and is maintained in confidence and not disclosed to third parties or the public. Company shall not during the term of this Agreement and for a period of three years following the termination of this Agreement disclose this Processor’s Information to anyone except internal employees on a need to know basis. All obligations of confidentiality shall survive the termination or expiration of this agreement and any extensions or renewals thereof and continue for a period of three years thereafter. Nothing in this Agreement is intended in any way to restrict Company’s conduct of its own production and marketing of tuna products; provided that Company agrees that it will not use Processor’s Information in the production or marketing of any of Company’s products whilst the present Agreement is in force and for a period of three years after its termination. The Parties further agree that the terms of this Agreement and any Processor’s Information shall not, whilst this Agreement is in force and for a period of three years after its termination, be disclosed without the express written consent of Processor.

(c) For the purposes of the present agreement, confidential information, Company’s Information and Processor’s Information shall exclude information which:

•	is or becomes part of the public domain through no breach of this agreement;

•	is subsequently lawfully obtained by the receiving party from a third party who is established as a lawful source of the information, without breach of this agreement by the receiving party;

•	the information was known by the receiving party prior to its disclosure by the disclosing party; or

•	the disclosing party has provided its prior written consent to such disclosure: in each which event no party shall be liable for disclosure of such information.

12. COMPLIANCE WITH LAWS In performing services under this Agreement, Processor shall comply with all applicable local, state and federal laws, including, without limitation, any local Mauritian laws governing labor, employment, employment taxes, worker’s compensation, and transportation laws. Processor must also comply with the requirements under 21 CFR 123 (Seafood and HACCP Regulations), 21 CFR 110 (GMPs) and other U.S. Food and Drug Administration regulations.

8 of 23

13. TRADEMARKS All trademarks and trade names, including but not limited to the Bumble Bee a and all of those registered for the Company’s affiliates, (collectively “Company Trademarks”) shall at all times remain the exclusive property of Company, and this Agreement shall not in any manner constitute a license to Processor to use any such Company Trademarks, except as otherwise expressly permitted herein. Processor acknowledges that it obtains no title. right or interest in any such Company Trademarks and upon the termination or expiration of this Agreement. Processor agrees to immediately turnover all such materials containing any such Company Trademarks to Company, or destroy such items all at Company’s expense and reimburse Processor cost of such materials it has purchased. Company agrees to indemnify and hold Processor harmless against all claims with respect to the Company Trademarks under this Agreement.

14.	WARRANTIES

(a) Processor warrants and represents to the Company that no Product constituting, or being a part of any shipment or other delivery hereafter made to Company will at the time of such shipment or delivery, be (i) adulterated or misbranded within the meaning of any statute, including without limitation the United States Federal Food, Drug and Cosmetic Act, as amended and including its food and color additive amendments (the -Act”), or within the meaning of any applicable state or local law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, and which laws are constituted at the time of such shipment or delivery; (ii) an article which may not under the provisions of Section 404 or 405 of the Act be introduced into interstate commerce; (iii) in violation of the requirements imposed upon Company by the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“California Proposition 65”), and any other federal, state, local or foreign laws and regulations imposing requirements on Company which are substantially the same as California Proposition 65, provided that such violation is not a result of Processor complying with the Specifications; or (iv) in violation of any U.S. and industry-wide “dolphin-safe” laws and regulations or any other federal, territorial, state, local or foreign laws and regulations including the requirement that no non dolphin-safe fish may be processed at Processor’s Facility. This warranty will be continuing and will survive delivery, inspection, acceptance.

(b) Processor and Company warrant and represent that they have the absolute and unrestricted right, power, authority and capacity, to execute and deliver this Agreement; that this Agreement constitutes the legal, valid and binding obligation of Processor and Company; as of the date of this Agreement, there are no pending or threatened lawsuits, proceedings, claims, government actions prior contracts or investigations which could materially adversely affect the performance of their respective obligations under this Agreement; and that during the term of this Agreement: (i) they will maintain, at their respective own cost and expense, all licenses, permits and other authorizations necessary for the manufacture and purchase respectively of the Products and performance of their respective obligations under this Agreement (ii) Processor will take all efforts, to prevent any liens or encumbrances to be placed on the Products or related raw materials, and that such will be delivered free and clear of any and all liens or encumbrances; (iii) Processor warrants that the Products will conform to the Specifications and will be manufactured in accordance with good manufacturing practices; and (iv) that the Products shall be manufactured and packaged in a manner sufficient to pass the appropriate country’s customs

9 of 23

laws, regulations or rules to which the Products are being shipped. Processor and Company also agree to promptly notify each other at the earliest practicable time of any regulatory audits of Processor or Company, as the case may be, which will encompass Products produced under this Agreement or of any pending or threatened lawsuits. proceedings, claims, government actions or investigations which could materially adversely affect the performance of their respective obligations under this Agreement.

(c) Processor warrants that it has or will promptly establish and maintain adequate capacity during the term of this Agreement to meet its obligations to produce the quantity of Products anticipated by this Agreement.

15.	INDEMNITIES

(a) Processor will indemnify and hold Company. its parent company, affiliates and subsidiaries and their shareholders, directors, officers, employees, agents, representatives and customers harmless from and against any and all damages, liabilities, causes of action, claims, suits, losses, costs and expenses (including reasonable attorneys’ fees and disbursements and any fines or penalties) (collectively, the “Liabilities”), which Company or such persons are required to pay or incur, arising out of or relating to: (i) a breach by Processor of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement; (ii) bodily injury (including death) to any person and/or property damage resulting from the purchase, sale and/or use, of any products, other than the Products herein, which are sold, distributed or otherwise marketed by Processor to any person or entity other than Company; (iii) bodily injury (including death) to any person and/or property damage at the Facility; (iv) bodily injury (including death) to any person and/or property damage resulting from the purchase, sale and/or use of the Products, which results from the negligence of Processor or a breach by the Processor of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement; (v) any governmental enforcement proceedings against the Processor or Company which results from the negligence of the Processor or a breach by the Processor of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement; (vi) any governmental enforcement proceeding against the Products which results from the negligence of the Processor or a breach by the Processor of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement; (vii) any governmental enforcement proceeding or recall for products, other than the Products herein, which are sold. distributed or otherwise marketed by Processor to any person or entity other than Company; and (viii) any recall of the Products initiated by the Company or Processor, whether voluntarily or by order of any court, which recall results from the negligence of the Processor or a breach by Processor of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement. Processor will be entitled to appoint its lawyers for the purpose of resisting any claim it may receive under the present clause, without prejudice to Company’s right, in its sole discretion and at its option and its sole expense, to participate in, or to defend or prosecute, through its own counsel, any such claim, suit or action.

(b) The liability of Processor under (a) above shall never exceed USD 1 million per year of contract, the said sum being non cumulative.

10 of 23

(c) Company will indemnify and hold the Processor, its shareholders, directors, officers, employees, agents, and representatives, harmless from and against any and all Liabilities which Processor or such persons are required to pay or incur, arising out of or relating to (i) a breach by Company of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement; (ii) bodily injury (including death) to any person and/or property damage resulting from the purchase, sale and/or use of any products, other than the Products herein, which are sold, distributed or otherwise marketed by Company to any person or entity; (iii) bodily injury (including death) to any person and/or property damage resulting from the purchase, sale and/or use of the Products, which results from the negligence of Company or a breach by the Company of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement; (iv) any governmental enforcement proceedings against the Processor or Company which results from the negligence of the Company or a breach by the Company of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement; (v) any governmental enforcement proceeding against the Products which results from the negligence of the Company or a breach by the Company of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement; (vi) any governmental enforcement proceeding or recall for products, other than the Products herein, which are sold. distributed or otherwise marketed by Company to any person or entity; and (vii) any recall of the Products initiated by the Company or Processor, whether voluntarily or by order of any court, which recall results from the negligence of the Company or a breach by Company of any of the warranties, promises, covenants or other obligations on its part to be performed under this Agreement. Company will be entitled to appoint its lawyers for the purpose of resisting any claim it may receive under the present clause without prejudice to Processor’s right, in its sole discretion and at its option and its sole expense, to participate in, or to defend or prosecute, through its own counsel, any such claim, suit or action.

(d) The liability of Company under (c) above shall never exceed USD 1 million per year of contract, the said sum being non cumulative.

16. INSURANCE Processor shall carry and keep in force throughout the term of this Agreement, insurance coverage with respect to the country of Mauritius as follows:

(a) All risk property insurance, including cold storage, in an amount equal to the full replacement value of all the Company’s supplied materials, raw materials, Products while in the Processor’s custody and control.

(b) Within ten (10) days of execution of this Agreement, Processor shall provide to Company, a Certificate of Insurance evidencing the coverage under this Section and naming the Company an additional insured under such policies and requiring the carrier to give notice of cancellation or modification of the policy at least thirty (30) days prior to termination or modification.

17. FORCE MAJEURE Neither Party shall be liable to the other for any delay or failure to perform any of its obligations hereunder which delay or failure to perform is due to fires, storms, cyclones, floods, earthquakes, acts of God. war, acts of terrorism, insurrection, riots, strikes, lockouts or other labor disputes, failure of transportation, equipment, communication or postal

11 of 23

services and governmental action, orders or regulations or other matter reasonably and economically beyond the control of said Party. In the event of an occurrence covered by this Section, which partially impacts the ability of Processor to meet its obligations under this Agreement, Processor agrees to promptly try to remedy the situation and in the meantime, prioritize delivery of the Company’s requirements for the Products ahead of other Processor’s customer requirements. In the event that an occurrence described in this Section partially impacts the ability of the Company to meet its obligations under this Agreement, Company agrees to promptly try to remedy such situation.

18. NOTICES All notices, requests, demands and other communications required or permitted under this Agreement, will be in writing and may be delivered in person (by hand, messenger or other conformable form of delivery), or be sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or by Federal Express. UPS, or other nationally recognized overnight courier service. addressed as follows, or by facsimile transmission, to the following respective numbers, followed by a copy being delivered in person, by mall, or by overnight courier as specified herein:

1. To Company at:

Bumble Bee Foods, LLC 9655 Granite Ridge Dr. Suite 100 San Diego, California 92123 ATTN: President Facsimile:

2. To Processor at:

Thon Des Mascareignes Ltd Level 5 IBE House Caudan Mauritius Attention: Facsimile:

19. INDEPENDENT CONTRACTOR It is the intention and understanding of Company and Processor that the relationship of Processor to the Company will at all times be that of independent contractor. This Agreement is not intended to create, and shall not be construed as creating between the Parties hereto a relationship of principal and agent, joint ventures, copartners, or any similar relationship, the existence of which is hereby expressly denied by the Parties.

20. EXHIBITS The following Exhibits have been attached hereto and are hereby incorporated by reference: Exhibit A-1 through A-4 Specifications: Exhibit B- Memorandum of Understanding; and Exhibit C —Target Recovery. Rates

21. ENTIRE AGREEMENT/MODIFICATIONS This Agreement is the entire agreement between the Parties hereto. Nether party has made or is making any representations or warranties, express or implied, not explicitly set forth in the Agreement. This Agreement can be modified or rescinded only by a writing signed by both of the Parties or their duly authorized agents.

12 of 23

22. SEVERABILITY If any of the terms of this Agreement are ruled illegal or invalid by any court of competent jurisdiction, they shall be severed from this Agreement without affecting the remaining terms of the Agreement.

23. WAIVER No claim or right arising out of a breach of this contract can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved Party.

24. ASSIGNMENT OR DELEGATION No right or interest in this contract may be assigned by either Company or Processor without the written permission of the other Party, and no delegation of any obligation owed, or of the performance of any obligation, by either Company or Processor, may be made (except Company may assign this Agreement to any subsidiary or affiliate of the Company or to any party purchasing substantially all of the assets of the Company Trademarks under which the Products are sold).

25. APPLICABLE LAW This contract shall be governed by the laws of the United Kingdom of Great Britain and Northern Ireland, except that in regard to any labor, employment, employment taxes, worker’s compensation and transportation issues the applicable Mauritian law will apply.

26. ATTORNEY’S FEES In any action arising out of this Agreement (whether in contract, tort or both) the prevailing party shall be awarded reasonable attorneys’ fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

27. ARBITRATION In the event of any dispute, controversy or claim arising under or relating to this Agreement or the breach, termination or validity hereof, the Party making the claim will give notice to the other Party setting forth the matters in dispute. The Parties shall negotiate in good faith for forty-five (45) days to resolve such dispute. If the Parties have not resolved such dispute within sixty (60) days, all disputes arising in connection with the present contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the rules of the said Chambers of Commerce. The place of the arbitration shall be London, England.

28. COUNTERPARTS This Agreement is executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13 of 23

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective of the day and year first above written.

PROCESSOR:		COMPANY:

THON DES MASCAREIGNES LTEE		BUMBLE BEE FOODS, LLC

By:	/s/ [illegible]	By:	/s/ [illegible]
Title:		Title:
Date:		Date:

14 of 23

EXHIBIT A-1
BUMBLE BEE SEAFOODS, LLC	Summary of Purchased Light Meat Loin Specifications:	February 13, 2004
Specification Number: LM0444
**

15 of 23

EXHIBIT A-2
BUMBLE BEE SEAFOODS, LLC	Summary of Purchased Albacore Loin Specifications:	July 18, 2005

**

16 of 23

EXHIBIT A-3
BUMBLE BEE SEAFOODS, LLC	Summary of Albacore Loin Specifications (Pacific):
Specification Number: AL0544
**

17 of 23

EXHIBIT A-4
BUMBLE BEE SEAFOODS, LLC	Summary of Albacore Loin Specifications (Caribbean):	July 18, 2005

[** 2 pages redacted]

18 of 23

18 February 2005

Memorandum of Understanding

This Memorandum of Understanding between Thon Des Mascareignes (TDM), Bumble Bee Seafoods, LLC (BBS) and F.C.F. Fishery Co., Ltd. (FCF) concerns the TDM tuna loin facility under construction in Port Louis, Mauritius and mutually confirms our understanding of the following points:

•	TDM is in the process of setting up a tuna loin processing facility that will primarily produce yellowfin loins and secondarily produce albacore loins.

•	BBS wishes to avail itself of the facility for the process of albacore tuna loins on co-pack basis.

•	FCF will provide the albacore for processing by TDM facility.

•	MM will exclusively process albacore loin for BBS in their facility.

•	BBS will exclusively purchase albacore loin from TDM from the Indian Ocean area.

•	FCF will exclusively provide albacore from the Indian Ocean to BBS for processing in TDM facility. It is estimated FCF will provide **mt to **mt of albacore annually to BBS for TDM production.

•	It is anticipated TDM will be ready for limited production by the end April early May 05.

•	BBS will provide technical and QA assistance. It is estimated that a BBS technician will visit TDM late April – early May 2005 to be followed by a BBS QC representative.

•	BBS will assist TDM in securing US FDA, HACCF, and Dolphin Safe certification,

•

For the initial albacore processing, BBS agrees to pay MM a processing fee of US$**/mt for the first year It is estimate this period will be April 2005 through April 2006, At the end of the first year TDM and BBS will review the processing fee structure.

•

It is understood that TDM will make its best effort toward providing a worldwide standard processing fee currently US$**. Normal processing fees include cold storage, processing, loin packaging, insurance, documentation, customs or other necessary government fees or taxes up to loin container loading It is expected that TDM will make its best effort to achieve a recovery of **% to **%.

/s/ Thon Des Mascareignes	/s/ Bumble Bee Seafoods, LLC	/s/ F.C.F Fishery Co Ltd.
Thon Des Mascareignes	Bumble Bee Seafoods, LLC	F.C.F. Fishery Co Ltd.

19 of 23

EXHIBIT C

	KG	2		3		4		5		10		15		20		25		30		35		40
IO Albacore										*	*%	*	*%	*	*%	*	*%	*	*%	*	*%
Capetown Alb								*	*%	*	*%	*	*%
Yellowfin		*	*%	*	*%	*	*%	*	*%	*	*%	*	*%	*	*%	*	*%	*	*%	*	*%
Skijack		*	*%	*	*%	*	*%	*	*%

20 of 23

YELLOWFIN RECOVERY CURVE

KG
	1	**%
	2	**%
	4	**%
	6	**%
	8	**%
	10	**%
	12	**%
	14	**%
	16	**%
	18	**%
	20	**%
	22	**%
	24	**%
	26	**%
	28	**%
	30	**%
	32	**%
	34	**%
	36	**%
	38	**%
	40	**%
	42	**%

21 of 23

Albacore Recovery Curves

		Cape Town	Indian Ocean
KG
	5	**%	**%
	6	**%	**%
	7	**%	**%
	8	**%	**%
	9	**%	**%
	10	**%	**%
	11	**%	**%
	12	**%	**%
	13	**%	**%
	14	**%	**%
	15	**%	**%
	16	**%	**%
	17	**%	**%
	18	**%	**%
	19	**%	**%
	20	**%	**%
	21	**%	**%
	22	**%	**%
	23	**%	**%
	24	**%	**%
	25	**%	**%
	26		**%
	27		**%
	28		**%
	29		**%
	30		**%
	31		**%
	32		**%
	33		**%
	34		**%
	35		**%
	36		**%
	37		**%
	38		**%
	39		**%
	40		**%

22 of 23

Skipjack Recovery Curve

KG
	1	**%
	2	**%
	3	**%
	4	**%
	5	**%
	6	**%
	7	**%
	8	**%
	9	**%
	10	**%

23 of 23